Exhibit 8.1

November 28, 2014

Nabors Red Lion Limited

4 Par-La-Ville Road

Second Floor

Hamilton, HM08

Bermuda

Ladies and Gentlemen:

We have acted as counsel to Nabors Red Lion Limited, a Bermuda corporation (“Red Lion”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of June 25, 2014, by and among Nabors Industries Ltd., a Bermuda exempted company (“Nabors”), Red Lion, and C&J Energy Services, Inc., a Delaware corporation (“C&J”) (the “Agreement”).  This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, all defined terms used herein shall have the meanings ascribed to them in the Agreement.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the exchange offer, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the U.S. Distributions and the Merger,”

insofar as such statements state matters of law or legal conclusions, are correct in all material respects.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP